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                        EXHIBIT INDEX


10a  Master Trust Agreement between Levi Strauss Associates Inc. and
     Fidelity Management Trust Company.                                  22

10b  Levi Strauss Associates Inc. Deferred Compensation Plan for
     Executives (as amended and restated through August 22, 1994)        56